Exhibit 10.1
FIRST AMENDMENT TO AGREEMENT
     THIS FIRST AMENDMENT TO AGREEMENT (“Amendment”), is effective as of the 6th day of April, 2010 (the “Effective Date”), by and between Lakes Ohio Development, LLC, a Minnesota limited liability company (the “Company”) and Quest Media Group, LLC, an Ohio limited liability company (“Quest”).
WITNESSETH:
     WHEREAS, the Company and Quest entered into an Agreement dated March 9, 2010 (the “Agreement”) pertaining to compensation for the services it performed relating to the proposed citizen-initiated referendum in November, 2009 to amend the Ohio constitution, commonly referred to as Issue 3 and the potential development and operation of a gaming facility in each of Toledo, Columbus, Cincinnati and Cleveland, Ohio; and
     WHEREAS, the Company and Quest desire to enter into this Amendment to amend the Agreement hereby.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:
1.	Section 1.1(a) shall be deleted in its entirety and replaced with the following:
(a)	Amount of Fee. The fee (“Fee”) shall be an amount equal to eighteen percent (18%) of the Gross Distributions after payment of any Additional Capital Required Return pursuant to 1.1(b)(ii) below, unless increased pursuant to Section 1.1(g) below.
2.	A new Section 1.1(g) shall be added as follows:
(g)	Quest shall have the right to increase the Fee as follows:
(i)	If, and only if, Quest issues payment to the Company in the amount of $500,000 in immediately available funds on or before April 6, 2010, the Fee shall be increased to 18.5%.

(ii)	If Quest made the payment under Section 1.1(g)(i), and if Quest issues an additional payment to the Company in the amount of $500,000 (for a total payment under this Section 1.1(g) equal to $1,000,000) in immediately available funds on or before July 1, 2010, the Fee shall be increased to 20%.
2.	Section 1.2 shall be deleted in its entirety and shall be replaced with the following:
1.2.	Right of First Refusal.

(a)	Right. If a Project Company requests that the Company (or an affiliate) invest Additional Capital, the Company shall offer to Quest the right to invest up to an amount equal to the Fee percentage (“ROFR Percentage”) of the Additional Capital being invested upon the same terms and conditions (including the timing of investment) as the Company (or its affiliate) is proposing to invest such Additional Capital. The Company will promptly forward to Quest any such request by a Project Company.

(b)	Notice. The right hereunder shall be made by written notice given to Quest, specifying therein the amount of the Additional Capital and terms related to such investment. Quest shall have a period of ten (10) business days (or, if such Project Company requests a commitment from the Company in a shorter period of time, such time as required by Project Company) to accept such offer. If Quest elects to accept such offer, Quest shall so accept by written notice to the Company given within such 10-day period (or such other shorter period if applicable). If Quest fails to accept such offer within such 10-day period (or such other shorter period if applicable), or fails to fully fund its ROFR Percentage within 72 hours before the Company’s Additional Capital payment is due, Quest shall be deemed to have waived its rights hereunder and shall no longer have any right of first refusal with respect to any Additional Capital raised thereafter.

(c)	Repayment. In the event Quest exercises its right to contribute Additional Capital, Quest shall be repaid on a pro rata basis proportionate to the Company’s contribution of Additional Capital and the terms of repayment and the Additional Capital Required Return with respect to Quest’s contribution of Additional Capital will be on the same terms as those applicable to the contribution of Additional Capital by the Company
3.	The Agreement shall be expressly limited to the amendments contained herein, all remaining terms of the Agreement shall remain in full force and effect, and this Amendment when read in conjunction with the Agreement shall encompass the complete understanding of the parties.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

COMPANY:		QUEST

LAKES OHIO DEVELOPMENT, LLC		QUEST MEDIA GROUP, LLC

By:	/s/ Lyle Berman	By:	/s/ Karen Pressman

Title:	Chief Executive Officer	Title:	Vice President